Sappi Limited

Announcement

08 November 2010

Sappi Limited
Reg No 1936/008963/06
JSE Code SAP
ISIN code ZAE 000006284
NYSE code SPP

COMPANY SECRETARY

Shareholders are advised in accordance with rule 3.59 of the Listings Requirements of the JSE Limited (“JSE”) that Sappi Southern Africa (Pty) Limited, a wholly owned subsidiary of Sappi Limited, has been appointed Company Secretary of Sappi Limited with immediate effect, replacing Sappi Management Services (Pty) Limited which has become a dormant company.

Denis O’Connor
Group Secretary
Sappi Limited
Tel +27 11 407 8111
Fax +27 11 339 1881
e-Mail Denis.O’Connor@sappi.com
www.sappi.com